Amendment #2
to the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 18, 2005

Between
PRUCO LIFE INSURANCE COMPANY
(THE COMPANY)

And

GENERALI USA LIFE REASSURANCE COMPANY
(THE REINSURER)

The parties hereby agree to the following:

1.	The ‘EFFECTIVE DATE OF THE AGREEMENT’ provision is deleted in its entirety and replaced with the following:

EFFECTIVE DATE OF THE AGREEMENT

This Agreement will go into effect on the date the last required signature is affixed (“Effective Date”) and will be applicable to the policies reinsured on the plans that are specified in Schedule A, Section 1, entitled “Policies Reinsured” and that are issued on or after 12:01 A.M. Eastern Time, January 18, 2005 (“Coverage Effective Date”).  For the purposes of this Agreement, Coverage Effective Date shall mean the date upon which reinsurance coverage is provided by THE REINSURER.

Y-MPVUL-2005-GENERALI-M-PLAZ-2

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of January 18, 2005.

PRUCO LIFE INSURANCE COMPANY	GENERALI USA LIFE REASSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Y-MPVUL-2005-GENERALI-M-PLAZ-2